Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Tonix Pharmaceuticals Holding Corp. on Form S-3 (No. 333-197824) and Form S-8 (Nos. 333-202006 and 333-212300) of our report dated April 13, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 13, 2017.

/s/ EisnerAmper LLP

New York, New York

April 13, 2017